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                                                                    Exhibit 99.1

Contact:
Buca, Inc.
Greg Gadel, Chief Financial Officer
(612) 288-2382
ggadel@bucadibeppo.com

Shannon Burns
Weber Shandwick Worldwide
(952) 346-6173
sburns@webershandwick.com

FOR IMMEDIATE RELEASE
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                 BUCA, INC. ANNOUNCES PURCHASE OF VINNY TESTA'S
  Buca, Inc. to Acquire Nine Restaurants in the Boston and Philadelphia Markets

MINNEAPOLIS, Dec. 17, 2001 -- Buca, Inc. (Nasdaq: BUCA) today announced the execution of a purchase agreement to acquire the nine-unit Vinny Testa's concept based in Boston. The agreement calls for the nine restaurants to be acquired in a cash transaction valued at approximately $18 million. The transaction, scheduled to close by mid-January, is subject to the completion of final due diligence.

Joseph P. Micatrotto, chairman, CEO and president of Buca, Inc. stated, "The Vinny Testa's concept is a strong brand in the Boston market, where they operate eight restaurants, with a ninth successful restaurant operating in the Philadelphia market. This transaction allows Buca, Inc. to immediately establish a strong presence in Boston, the fourth largest market in the United States. The average Vinny Testa's restaurant generates approximately $3.8 million in annual sales and $700,000 in restaurant-level cash flow. Because of the strong performance of these restaurants, we expect the acquisition will contribute to earnings per share in 2002. We plan to have a conference call to discuss our expectations in greater detail after the transaction closes.

"While the Buca di Beppo brand and the Vinny Testa's brand each have their own distinct image, personality, and positioning, there are tremendous operating synergies between the two concepts. Our strategy is to continue to operate and grow the Vinny Testa's brand in Boston and throughout New England and to continue to operate and grow the Buca di Beppo brand throughout the remainder of the United States. We believe that the Vinny Testa's concept can add additional capacity of approximately 40 restaurants to the Buca di Beppo domestic capacity of approximately 450 restaurants.
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"We are also pleased to announce that we have executed a term sheet with our bank group, led by Bank of America, to increase our credit facility from the current $25 million maximum to a new facility with a maximum capacity of $50 million," continued Micatrotto. "This new facility is a combination of a $20 million term facility and a maximum $30 million line of credit. Given the current interest rate environment, we believe it is prudent to fund this acquisition with debt.

"The business at our core Buca di Beppo brand continues to steadily improve and we are confident of our fourth quarter projection of net income of 14 cents per share. Both our comparable restaurant sales trends and our new restaurant sales trends continue to improve, with comparable restaurant sales turning positive in the month of December and our new restaurants' average weekly sales exceeding $60,000 per week for the first time since Sept. 11. Average weekly sales at our new restaurants have increased more than 40 percent since Sept. 11. This improvement has been driven by the initiatives we implemented after Sept. 11 in addition to holiday sales momentum. We continue to see great growth from Buca Per Due as well as in our take out business. We believe that these trends are a firm foundation as we move forward into fiscal 2002."

Buca, Inc., a public company headquartered in Minneapolis, owns and operates Buca di Beppo restaurants, a collection of 68 highly acclaimed immigrant Southern Italian restaurants in Arizona, California, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Missouri, Nebraska, Nevada, New York, Ohio, Pennsylvania, Texas, Utah, Washington, Wisconsin and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the completion of the acquisition, the timing of closing, and completion upon the terms announced, as well as expected unit growth and geographical distribution of restaurants, the expected increase in the company's credit facility, the expected accretive effect of the proposed acquisition to earnings in fiscal 2002, confidence in fourth quarter projections, and growth trends and their expected impact in fiscal 2002. The closing of the acquisition is dependent upon a number of factors, including the completion of due diligence and the consent of the company's lenders and other third parties. The timing of these actions could affect the timing of the closing of the transaction. The terms of the acquisition could vary from those announced based upon a number of factors including the matters discovered as the company completes due diligence. The number of restaurants actually opened in the years to come, the type of restaurant and its geographical location is dependant upon a number of factors, including available capital, locating suitable sites, general economic conditions of the country and the various regions of the country and the actual results of each brand. The increase in the credit facility remains subject to approval, negotiation and execution of definitive agreements. If completed, the acquisition of the Vinny Testa's restaurants may not be accretive to the company's earnings if the sales and profitability of the acquired restaurants vary from that known by the company at this time or if the acquired restaurants experience changes in revenues caused by general economic
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conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors or weather conditions. Our expected earnings per share, comparable restaurant sales increases and new restaurant sales figures could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Earnings per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running our business, as well as the number of shares outstanding. Current trends and their impact in fiscal 2002 could be affected by the factors discussed above as well as continued consumer acceptance of Buca Per Due and our take-out business. These and other factors are discussed in more detail in the company's Annual Report on form 10-K for the fiscal year ended December 31, 2000, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.


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